Exhibit 10.28

UNITED AIRLINES, INC.
MANAGEMENT CASH DIRECT & CASH MATCH PROGRAM
(Amended and Restated Effective January 1, 2016)

As part of the overall awards package for Management co-workers, United Airlines, Inc. (the “Company”) offers the United Airlines, Inc. Cash Direct & Cash Match Program (the “Program”). The purpose of the Program is to pay direct and matching contributions to eligible employees in cash where, as a result of IRS limits, such contributions cannot be made to the applicable Company 401(k) plan. This Program is intended to provide all Management benefits-eligible co-workers the same opportunity to receive Company contributions to their retirement savings based upon their total eligible cash compensation. This documentation of the Program is an amendment and restatement of the Company’s prior cash direct and cash match programs and sets forth the terms of the Program effective January 1, 2016.

Eligibility
You are eligible for the Program if you are a Management Employee of the Company who, on or after January 1, 2016, is a participant in the United Airlines 401(k) Savings Plan (the “401(k) Plan”), including any plan that was merged into the 401(k) Plan effective July 1, 2016.
The term “Management Employee” means that you have been designated by the Company as a management employee in accordance with its policies and you are not in a unit of employees covered by a collective bargaining agreement between a union and the Company. All other employee groups participating in the 401(k) Plan, including any union-represented employees, are excluded from the Program.

Cash Direct
The Cash Direct portion of the Program defines how Company direct contributions determined in accordance with the formula under the 401(k) Plan are paid once IRS limits on 401(k) contributions are met. Direct contributions are non-elective Company-provided contributions to your 401(k) account, meaning the Company makes them even if you do not contribute to your 401(k) account. Direct contributions are equal to 2-4% of eligible earnings depending upon your age and years of service as determined under the 401(k) Plan.

The Company will cease contributing direct contributions to the 401(k) Plan and instead pay them to you in cash if the following occurs:
● Your earnings for the year exceed the IRS total annual compensation limit (e.g., $265,000 in 2016; $270,000 in 2017) under Section 401(a)(17) of the Internal Revenue Code, and/or
●
Contributions for the year to your 401(k) Plan account (the total of your contributions and the Company’s) reach the IRS total annual contribution limit (e.g., $53,000 in 2016; $54,000 in 2017) under Section 415(c) of the Internal Revenue Code.

Your “earnings” are determined in accordance with the 401(k) Plan and only include amounts earned while a Management Employee.

EXAMPLE: Using the 2016 limits for example purposes only, assume that your 2016 earnings were $300,000. $300,000 minus $265,000 is $35,000. $35,000 is multiplied by your Company direct contribution percentage under the 401(k) Plan, which is 2-4% depending upon your age and years of service. Thus, you would receive a Cash Direct payment of between $700 and $1,400, depending upon your age and years of service as determined under the 401(k) Plan.

Cash Match
The Cash Match portion of the Program defines how Company matching contributions determined in accordance with the formula under the 401(k) Plan are paid once IRS limits on 401(k) contributions are met. Matching contributions to the 401(k) Plan are based upon eligible year-to-date compensation that you defer to your 401(k) account, up to a maximum of 4% of eligible earnings as determined under the 401(k) Plan.

	The Company will cease making matching contributions to the 401(k) Plan and instead pay them to you in cash if the following occurs:
	●
Your earnings as a Management co-worker for the year exceed the IRS total annual compensation limit (e.g., $265,000 in 2016; $270,000 in 2017) under Section 401(a)(17) of the Internal Revenue Code and you have made pre-tax and/or Roth contributions totaling the elective deferral limit (e.g., $18,000 in 2016 and 2017) under Section 402(g) of the Internal Revenue Code, or

	●
Contributions for the year to your 401(k) account (the total of your contributions and the Company’s) reach the IRS total annual contribution limit (e.g., $53,000 in 2016; $54,000 in 2017) under Section 415(c) of the Internal Revenue Code.

Your “earnings” are determined in accordance with the 401(k) Plan and only include amounts earned while a Management Employee. Please note that if you are eligible to make Catch-up Contributions to the 401(k) Plan, you are not required to make such contributions in order to qualify for Cash Match payments under the Program.

EXAMPLE: Using the 2016 limits for example purposes only, assume that your 2016 earnings were $300,000 and that you have made pre-tax and/or Roth contributions totaling the elective deferral limit of $18,000 to the 401(k) Plan. $300,000 minus $265,000 is $35,000. $35,000 is multiplied by your matching contribution percentage under the 401(k) Plan, which is 4%. Thus, you would receive a Cash Match payment of $1,400.

Additional Rules	1.
The timing of Cash Direct and Cash Match payments is determined by the Company, provided that they shall be made no later than March 15th of the year following the calendar year earned. You do not have the option to accelerate or defer payment, and these amounts are taxable in the year paid.

	2.
If you cease employment during the calendar year (other than termination for cause), you are eligible for Cash Direct and/or Cash Match payments based upon your actual earnings for the calendar year, and your payment will be made at the same time that other Management Employees receive their payments. If you are terminated for cause, you are not eligible for Cash Direct or Cash Match payments. You are considered to be terminated for cause for purposes of this Program if you are determined to be ineligible for severance benefits due to termination for cause under the applicable severance plan in which you participate (or, if applicable, your individual employment agreement).

	3.	No interest accrues between the time a Cash Direct or Cash Match payment is earned and the time it is paid by the Company.
	4.
Cash Direct and Cash Match payments count as earnings under the 401(k) Plan for purposes of calculating your Section 415 limitation (the maximum amount that can be contributed per plan year) but not for any other purposes.

How to Request Payment
It is not necessary to file a claim in order to receive payments under the Program. They are paid automatically. The Company has the sole discretion to determine whether any amount is payable under the terms of the Program, and the Company’s determination is final. If you believe that the Company has failed to pay you an amount owed under the Program (or miscalculated your payment), please contact Rainier Villatuya, Managing Director -Benefits.

22016 Cash Direct & Cash Match Program

Changes to the 401(k) Plan or IRS Limits
The terms of this Program are dependent upon the terms of the 401(k) Plan and applicable IRS limits. This Program shall be interpreted by the Company in its sole discretion to adapt to any changes in the 401(k) Plan, IRS limits, or the Company’s interpretation of the application of IRS limits to the 401(k) Plan. Payments under this Program are only made to the extent corresponding contributions cannot be made to the 401(k) Plan.

409A Compliance
The Program is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code applicable to deferred compensation. However, in the event the Program is not exempt, all provisions of the Program are to be construed and interpreted in a manner consistent with Section 409A. In certain cases, it may be necessary to modify the timing of payment, or otherwise modify the administration of the Program, to comply with Section 409A. Notwithstanding herein to the contrary, you are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to the Program (including any taxes arising under Section 409A of the Code), and the Company will not have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes.

Amendment and Termination	The Company reserves the right to amend, modify or terminate the Program at any time and for any reason without notice.
Not a Contract of Employment
This Program does not create a contract of employment between you and the Company, nor does the Program restrict in any way the rights of the Company (subject to any written employment contract you may have with the Company) to terminate your employment at any time and for any reason.

Governing Law
This Program is a Company policy and is not an employee benefit plan governed by the Employee Retirement Income Security Act of 1974 (ERISA). This Program shall be governed by the laws of the State of Illinois.

32016 Cash Direct & Cash Match Program